Exhibit 99.1

Media Contact: William H. Galligan                  Phone: 816/983-1551
bgalligan@kcsouthern.com

Kansas City Southern Reports Record Revenues and Record Second Quarter Carloads

Second Quarter 2013 Results

•	Revenues of $579 million, an increase of 6% over second quarter 2012 on a 3% increase in carloads.

•	Operating income of $179 million, 12% higher than adjusted operating income in second quarter 2012.

•	Operating ratio of 69.0%, a 1.5 point improvement over the adjusted operating ratio in second quarter 2012.

•
Diluted earnings per share of $0.14 compared with diluted earnings per share of $1.09 in second quarter 2012. Adjusted diluted earnings per share of $0.96 for second quarter 2013 increased 9% over adjusted diluted earnings per share of $0.88 in the second quarter 2012.

Kansas City, MO, July 19, 2013. Kansas City Southern (KCS) (NYSE:KSU) reported record second quarter 2013 revenues of $579 million. Overall, carload volumes were 3% higher than in second quarter 2012.

Second quarter revenue growth compared to 2012 was led by a 26% increase in Energy, a 20% increase in Automotive and a 13% increase in Intermodal revenues. Revenues from Chemicals & Petroleum and Industrial & Consumer were also strong, growing by 11% and 4%, respectively, over 2012. Agriculture and Minerals revenues declined by 18%, primarily due to a decrease in grain volumes resulting from severe drought conditions experienced in the Midwestern region of the United States during 2012.

Operating expenses for the second quarter were $400 million, 4% higher than the corresponding 2012 period after adjusting for a one-time benefit from the elimination of a net deferred statutory profit sharing liability in the second quarter 2012. Operating income for the second quarter of 2013 was $179 million, 12% higher than 2012 adjusted operating income. KCS reported a second quarter 2013 operating ratio of 69.0%, a 1.5 point improvement over the 2012 adjusted operating ratio.

Reported net income in the second quarter of 2013 totaled $15 million, or $0.14 per diluted share, compared with $120 million, or $1.09 per diluted share, in the second quarter of 2012. Excluding the impacts of debt retirement costs, foreign exchange rate fluctuations and the one-time benefit from the elimination of a net deferred statutory profit sharing liability in second quarter 2012, adjusted diluted earnings per share for second quarter 2013 was $0.96 compared with $0.88 a year ago.

“Considering the weakness in grain volumes due to the drought in 2012, KCS reported impressive second quarter 2013 results as reflected by year-over-year increases in carloads (+ 3%), revenues (+ 6%) and adjusted earnings per share (+ 9%),” stated President and Chief Executive Officer David L. Starling. “The combination of solid revenue growth, a steady mid-single digit improvement to pricing and continued control over operating expenses resulted in a second quarter operating ratio of 69.0%, a 1.5 point improvement over last year's adjusted operating ratio. This performance speaks to the strength of KCS' operations and the diversity of the franchise.

“Especially noteworthy was the performance of the Company's Energy commodity group, which grew by 26%. Each subgroup within Energy experienced strong growth, highlighted by revenue increases of 193% in crude oil and 19% in utility coal. Revenue from KCS' five strategic growth areas, namely crude oil, cross-border intermodal, automotive, frac sand and Lázaro Cárdenas, collectively grew by 28% in the second quarter and represented 19% of KCS' second quarter 2013 freight revenues.

“In addition to the Company's solid topline performance during the second quarter, KCS took advantage of its recent upgrade to investment grade status and a historically low interest rate environment to refinance approximately $1.2 billion of corporate debt. Among the benefits achieved by the refinancing was a reduction of the Company's weighted-average coupon from 5.4% to 3.7%, the lowest among Class I railroads. In addition, KCS extended its weighted-average debt maturity to 14 years. These accomplishments, along with improved debt-to-capital, leverage and coverage ratios, significantly strengthen KCS' balance sheet and provide the Company with expanded financial flexibility going forward.”

GAAP Reconciliations
($ in millions, except per share amounts)

	Three Months Ended
Reconciliation of Operating Expenses to Adjusted Operating Expenses:	June 30,
	2013	2012
Operating expenses as reported	$400.0	$341.5
Adjustment for elimination of net deferred statutory profit
sharing liability	—	43.0
Adjusted operating expenses - see (a) below	$400.0	$384.5

Operating income as reported	$179.3	$203.8
Adjusted operating income - see (a) below	179.3	160.8

Operating ratio (b) as reported	69.0%	62.6%
Adjusted operating ratio - see (a) and (b) below	69.0%	70.5%

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share:
	Three Months Ended June 30, 2013
	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings per Share
As reported	$29.9	$14.2	$15.7	$0.14
Adjustments for:
Debt retirement costs	111.4	33.7	77.7	0.70
Foreign exchange loss	22.2	6.7	15.5	0.14
Foreign exchange component of income taxes	—	2.3	(2.3)	(0.02)
Adjusted	$163.5	$56.9	$106.6
Less: Noncontrolling interest	(i)	(ii)	0.3
Adjusted net income attributable to Kansas City
Southern and subsidiaries - see (c) below			$106.3	$0.96
Adjusted effective income tax rate - see (c) below			34.8%
			(ii)/(i)

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share (continued):
	Three Months Ended June 30, 2012
	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings per Share
As reported	$174.0	$53.1	$120.9	$1.09
Adjustments for:
Debt retirement costs	5.1	2.0	3.1	0.03
Elimination of net deferred statutory profit sharing liability	(43.0)	(12.9)	(30.1)	(0.27)
Foreign exchange loss	3.5	1.0	2.5	0.02
Foreign exchange component of income taxes	—	(1.0)	1.0	0.01
Adjusted	$139.6	$42.2	$97.4
Less: Noncontrolling interest	(i)	(ii)	0.5
Adjusted net income attributable to Kansas City
Southern and subsidiaries - see (c) below			$96.9	$0.88
Adjusted effective income tax rate - see (c) below			30.2%
			(ii)/(i)

(a)
The Company believes adjusted operating expenses, operating income and operating ratio are meaningful as they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding items that are not directly related to the ongoing operations of the Company.

(b)	Operating ratio is calculated by dividing operating expenses by revenues; or in the case of adjusted operating ratio, adjusted operating expenses divided by revenues.

(c)
The Company believes adjusted diluted earnings per share and the related adjusted effective income tax rate are meaningful as these measures allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding the impact of changes in foreign currency exchange rates and items that are not directly related to the ongoing operations of the Company.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de México, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This news release contains “forward-looking statements” within the meaning of the securities laws concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. Words such as “projects,” “estimates,” “forecasts,” “believes,” “intends,” “expects,” “anticipates,” and similar expressions are intended to identify many of these forward-looking statements. Such forward-looking statements are based upon information currently available to management and management's perception thereof as of the date of this news release. Differences that actually occur could be caused by a number of external factors over which management has little or no control, including: competition and consolidation within the transportation industry; the business environment in industries that produce and use items shipped by rail; loss of the rail concession of KCS' subsidiary, Kansas City Southern de México, S.A. de C.V.; the termination of, or failure to renew, agreements with customers, other railroads and third parties; interest rates; access to capital; disruptions to KCS' technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; market and regulatory responses to climate change; credit risk of customers and counterparties and their failure to meet their financial obligations; legislative and regulatory developments and disputes; rail accidents or other incidents or accidents along KCS' rail network, facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; fluctuation in prices or availability of key materials, in particular diesel fuel; dependency on certain key suppliers of core rail equipment; changes in securities and capital markets; loss of key personnel; labor difficulties, including strikes and work stoppages; insufficiency of insurance to cover lost revenue, profits or other damages;

acts of terrorism or risk of terrorist activities; war or risk of war; domestic and international economic conditions; political and economic conditions in Mexico and the level of trade between the United States and Mexico; the outcome of claims and litigation involving KCS or its subsidiaries; and other factors affecting the operation of the business. More detailed information about factors that could affect future events may be found in filings by KCS with the Securities and Exchange Commission, including KCS' Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 1-4717) and subsequent reports. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  KCS is not obligated to update any forward-looking statements in this news release to reflect future events or developments.

Kansas City Southern
Consolidated Statements of Income
(In millions, except share and per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues	$579.3	$545.3	$1,132.1	$1,092.8
Operating expenses:
Compensation and benefits	110.1	105.8	217.0	215.1
Purchased services	50.9	60.3	103.2	114.7
Fuel	93.0	86.9	183.9	175.2
Equipment costs	38.6	41.1	80.5	81.4
Depreciation and amortization	54.7	48.7	107.8	97.1
Materials and other	52.7	41.7	97.5	90.7
Elimination of deferred statutory profit sharing liability, net	—	(43.0)	—	(43.0)
Total operating expenses	400.0	341.5	789.9	731.2
Operating income	179.3	203.8	342.2	361.6
Equity in net earnings of unconsolidated affiliates	3.5	4.9	9.0	10.7
Interest expense	(19.2)	(25.3)	(42.9)	(52.5)
Debt retirement costs	(111.4)	(5.1)	(111.4)	(18.0)
Foreign exchange gain (loss)	(22.2)	(3.5)	(8.7)	0.4
Other income (expense), net	(0.1)	(0.8)	0.2	(0.7)
Income before income taxes	29.9	174.0	188.4	301.5
Income tax expense	14.2	53.1	68.5	105.3
Net income	15.7	120.9	119.9	196.2
Less: Net income attributable to noncontrolling interest	0.3	0.5	0.7	0.8
Net income attributable to Kansas City Southern and subsidiaries	15.4	120.4	119.2	195.4
Preferred stock dividends	—	—	0.1	0.1
Net income available to common stockholders	$15.4	$120.4	$119.1	$195.3

Earnings per share:
Basic earnings per share	$0.14	$1.10	$1.08	$1.78
Diluted earnings per share	$0.14	$1.09	$1.08	$1.77

Average shares outstanding (in thousands):
Basic	109,968	109,689	109,936	109,657
Potentially dilutive common shares	355	367	356	371
Diluted	110,323	110,056	110,292	110,028

Kansas City Southern
Revenue & Carloads/Units by Commodity - Second Quarter 2013 and 2012

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Second Quarter		%	Second Quarter		%	Second Quarter		%
	2013	2012	Change	2013	2012	Change	2013	2012	Change

Chemical & Petroleum
Chemicals	$52.7	$48.1	10%	28.6	27.8	3%	$1,843	$1,730	7%
Petroleum	29.5	25.1	18%	17.7	17.2	3%	1,667	1,459	14%
Plastics	26.8	24.8	8%	16.1	15.9	1%	1,665	1,560	7%
Total	109.0	98.0	11%	62.4	60.9	2%	1,747	1,609	9%

Industrial & Consumer Products
Forest Products	65.2	61.5	6%	31.2	31.4	(1%)	2,090	1,959	7%
Metals & Scrap	57.2	56.1	2%	31.7	30.6	4%	1,804	1,833	(2%)
Other	19.7	19.6	1%	20.7	21.6	(4%)	952	907	5%
Total	142.1	137.2	4%	83.6	83.6	—	1,700	1,641	4%

Agriculture & Minerals
Grain	42.2	59.3	(29%)	26.7	33.4	(20%)	1,581	1,775	(11%)
Food Products	32.5	35.2	(8%)	14.6	15.4	(5%)	2,226	2,286	(3%)
Ores & Minerals	5.3	4.8	10%	5.3	5.0	6%	1,000	960	4%
Stone, Clay & Glass	6.7	6.7	—	3.3	3.4	(3%)	2,030	1,971	3%
Total	86.7	106.0	(18%)	49.9	57.2	(13%)	1,737	1,853	(6%)

Energy
Utility Coal	52.7	44.2	19%	48.1	47.1	2%	1,096	938	17%
Coal & Petroleum Coke	9.9	8.0	24%	14.9	10.9	37%	664	734	(10%)
Frac Sand	14.5	12.9	12%	6.8	6.4	6%	2,132	2,016	6%
Crude Oil	8.2	2.8	193%	4.5	1.7	165%	1,822	1,647	11%
Total	85.3	67.9	26%	74.3	66.1	12%	1,148	1,027	12%

Intermodal	86.6	76.4	13%	238.8	228.0	5%	363	335	8%

Automotive	47.5	39.6	20%	25.9	24.1	7%	1,834	1,643	12%

TOTAL FOR COMMODITY GROUPS	557.2	525.1	6%	534.9	519.9	3%	$1,042	$1,010	3%

Other Revenue	22.1	20.2	9%

TOTAL	$579.3	$545.3	6%

Kansas City Southern
Revenue & Carload/Units by Commodity - Year to Date June 30, 2013 and 2012

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Year to Date		%	Year to Date		%	Year to Date		%
	2013	2012	Change	2013	2012	Change	2013	2012	Change

Chemical & Petroleum
Chemicals	$102.6	$98.1	5%	55.8	56.1	(1%)	$1,839	$1,749	5%
Petroleum	56.6	51.3	10%	34.8	34.1	2%	1,626	1,504	8%
Plastics	52.2	50.5	3%	31.3	32.2	(3%)	1,668	1,568	6%
Total	211.4	199.9	6%	121.9	122.4	—	1,734	1,633	6%

Industrial & Consumer Products
Forest Products	130.0	126.4	3%	63.2	65.4	(3%)	2,057	1,933	6%
Metals & Scrap	118.8	113.8	4%	65.6	63.7	3%	1,811	1,786	1%
Other	37.5	35.6	5%	40.1	39.6	1%	935	899	4%
Total	286.3	275.8	4%	168.9	168.7	—	1,695	1,635	4%

Agriculture & Minerals
Grain	81.2	122.6	(34%)	51.3	69.1	(26%)	1,583	1,774	(11%)
Food Products	63.0	70.6	(11%)	28.0	31.1	(10%)	2,250	2,270	(1%)
Ores & Minerals	10.6	11.2	(5%)	10.6	10.9	(3%)	1,000	1,028	(3%)
Stone, Clay & Glass	12.9	13.5	(4%)	6.4	6.8	(6%)	2,016	1,985	2%
Total	167.7	217.9	(23%)	96.3	117.9	(18%)	1,741	1,848	(6%)

Energy
Utility Coal	99.5	94.4	5%	95.5	99.1	(4%)	1,042	953	9%
Coal & Petroleum Coke	19.5	16.1	21%	28.6	21.4	34%	682	752	(9%)
Frac Sand	28.3	24.3	16%	13.6	12.8	6%	2,081	1,898	10%
Crude Oil	14.3	4.1	249%	7.6	2.5	204%	1,882	1,640	15%
Total	161.6	138.9	16%	145.3	135.8	7%	1,112	1,023	9%

Intermodal	166.4	144.5	15%	465.9	436.1	7%	357	331	8%

Automotive	96.6	77.1	25%	53.0	47.1	13%	1,823	1,637	11%

TOTAL FOR COMMODITY GROUPS	1,090.0	1,054.1	3%	1,051.3	1,028.0	2%	$1,037	$1,025	1%

Other Revenue	42.1	38.7	9%

TOTAL	$1,132.1	$1,092.8	4%